Exhibit 10.11

Investment Agreement

Entered into and signed on Thursday, February 18, 2003

Between

A.D. Integrity Applications Ltd.
of 22 Ha’amal St., Southern Industry Zone Ashkelon
P.C. 513151878
(hereinafter: the “Company”)

And:

1.	Avner Gal

2.	Zvi Cohen

(hereinafter: the “Founders”)

And:

3.	Dr. David Freger and Mr. David Malka,
represented by Mr. Avner Gal, pursuant to a notary power of attorney

All of which, jointly and severally (hereinafter: the “First Party”)

And:

Yigal Dimri or any other legal entity on his behalf

(hereinafter: the “Investor and/or the Second Party”)

Whereas
the Company is engaged in the development, production, marketing and selling of a system for non-invasive determining of the glucose level of blood (hereinafter: the “Product”) and is currently at the stage following the examination of the data and the establishment of the technological feasibility; and

Whereas	the Founders invested the initial funds in the formation, foundation and promotion of the Company up to its current Product development stage; and

Whereas
Avner Gal has the know-how, the capability and the skills, together with the professional team at his disposal, to promote the Product up to the stage of the development of a finished Product and serial production; and

Whereas
the Founders presented to the Investor a business plan (hereafter: the “Business Plan”) for the development of a Product for non-invasive determining of the glucose level of blood, according to which an investment framework of approx. $300,000 USD is for the purpose of building a prototype of the Product and an additional investment of approx. $260,000 USD is for the stage of the clinical experiments in the Product. The Business Plan with its annexes is attached hereto as Annex A and constitutes an integral part hereof.

It is hereby made clear that the provisions hereof shall prevail over and complete the provisions of the Business Plan; and

Whereas
the Founders, the First Party and the Company estimate that the development of a prototype for the Product can be completed within 6 to 8 months from the signing hereof, as specified in the timetables set forth in the Business Plan (hereinafter: the “Timetables”); and

Whereas	the Investor is willing to invest in the Company such funds as specified herein, according to the shares, which shall be issued to him pursuant to the agreement of the parties and subject hereto; and

Whereas	the parties desire to settle their proposed relationship in order to find due solutions and suitable answers to the investment of the Second Party in the Company; and

Whereas
it is accepted and agreed between the parties that this Agreement shall be binding upon the parties with respect to their relationship and that this Agreement shall prevail, if necessary, on the Company’s statutes and that the Company is a party hereto and it shall take the suitable resolutions in its bodies for the adoption hereof;

Therefore, it was agreed, stipulated and represented between the parties as follows:

The preamble hereto is an integral part hereof and shall be construed together herewith.

1.	Representations of the Parties

1.1
The Company is a limited share Company, which is lawfully registered in Israel. The memorandum of the Company is attached hereto as Annex B and constitutes an integral part hereof. It is hereby made clear that the provisions hereof shall prevail over and complete the provisions of the Company’s statutes.

1.2
The Investor represents that he has the required funds for the investment hereunder and that beyond this investment he is able to raise funds for an additional investment in the Company, at his sole discretion, for the further operation of the Company.

1.3	The Founders and the First Party represent that they have the know-how, the skills and the means to carry out the Company’s specific activity as defined herein.

1.4
The Founders and the First Party, who are also the employees and managers of the Company, hereby represent and warrant that they shall dedicate all of their time, energy, skills and capabilities to their work in the Company, developing the Product, achieving the targets of the Business Plan and the success of the Company and they hereby undertake to limit any other activity, in which they are engaged as of the date hereof, if and to the extent such activity exists, insofar as such activity and the scope thereof may interrupt the day to day management of the Company’s affairs and/or prevent the Company from achieving its targets according to the Business Pan and/or delay the Timetables.

1.5
The Founders, the First Party and the Company represent that there are no third party actions and/or claims and/or demands against them, which may damage the day to day activity and/or the business of the Company and that the shares of the Company are free from any lien, charge or conflicting third part right.

1.6
The Founders, the First Party and the Company represent that to the best of their knowledge and experience the development of the Product is within their technological capability and that they have and/or shall recruit the skilled personnel for the activity of the Company. The Company presented to the Investor all of the data for taking the decision to invest in the Company and the Investor is aware that the Product is in the technological domain, which entails substantial risk versus substantial prospect.

1.7
The Founders, the First Party and the Company represent that according to a patent survey, which was ordered by them and is attached hereto as Annex C, it is possible to register a patent and/or several patents on the technology and/or the technological application which is the basis of the Product, that patents and/or other intellectual property rights as aforesaid shall only be registered on the name of the Company. Any decision concerning the granting to any third party the right to use the patents and/or the intellectual property rights, which shall be registered as aforesaid, shall require the consent of the board of directors, which shall only be given if granting such right to use is in the best interest of the Company.

1.8
The Founders, the First Party and the Company hereby represent that to the best of their professional understanding, the establishment of the technological feasibility of the Product was successfully completed, the laboratory experiments were conducted according to reasonable scientific criterions and monitored by the Company’s medical advisor, and that the results of the experiments are positive in the necessary extent for proceeding to the stage of developing the prototype for the Product.

1.9
The Founders, the First Party and the Company hereby represent that the Company’s trial balance and income statement as of August 31, 2002, which are attached hereto as Annex D (hereinafter: the “Company’s Books”), faithfully represent the Company’s liabilities as of the preparation date of the balance; that as of the signing date hereof the Company has no additional financial, contractual and/or other liabilities, which are not set forth in the Company’s Books and/or herein; and that the Company’s bank accounts do not have a debit balance of more than NIS 10,000.

1.10
The Founders, the First Party and the Company hereby represent and warrant that all of the Company’s debts and liabilities, insofar as any exist until the signing date hereof, including vis-à-vis employees, suppliers, service providers, credit grantors and any other creditor, shall be paid from their own sources, and that no use shall be made of the shareholders’ loans to be granted to the Company by the Investor as specified below for the payment of such liabilities, except for paying the patent attorneys office for the patent survey that was conducted.

1.11
The parties represent that they shall comply with the provisions hereof in good faith and with the intention to promote the development of Company in its field of activity and the Investor represents that he shall not compete with the Company in any way or manner.

1.12
The Investor represents that he examined the Company, the Product and the Business Plan and that he is aware of the high level of risk involved in investing in the Product and subject thereto he is willing to invest the funds specified herein.

2.	The Company’s Issued Capital:

2.1	The Company’s share capital is NIS 100,000, divided into ordinary shares of NIS 1 each.

2.2	The Company’s shares were distributed between the Company’s founders as specified in the Company’s statutes.

3.	Issuance of the Company’s Shares

3.1	The shares were issued according to the Company’s statutes.

3.2
The parties hereby agree that in no case shall a further issuance be made in the Company according to a Company valuation which is less than NIS 7,610,000. The numbers mentioned in this section shall be indexed to the Consumer Price Index as from the signing date hereof.

4.	Issuance of Shares in the Company to the Investor:

4.1	The sale or transfer of shares shall be made pursuant to the Company’s statutes.

4.2
The Company hereby issues to the Investor and the Investor hereby receives from the Company 41.4% of the issued share capital of the Company, so that after the issuance the Investor shall have 41.4% of the issued share capital of the Company, Avner Gal shall have 18.11%, Zvi Cohen 15.97% and Dr. David Freger and David Malka, jointly, 24.52% of the issued share capital of the Company, all as specified in Section 4.3 below.

4.3	The issuance of the shares by the Company to the Investor shall be made as follows:

4.3.1
At the First Stage - immediately upon the execution of this Agreement by the parties, the Company shall issue the Investor 25% of the Company’s issued share capital, in such parts and at such stages as specified below in consideration for NIS 1.

4.3.2
The Investor shall grant the Company a shareholders’ loan in an amount of NIS 1,440,000, which shall finance the activity of the Company until the completion of the development of a prototype to the Product (hereinabove and hereinafter: the “Shareholder’s Loan”).

4.3.3
The Shareholder’s Loan shall be paid to the Company in 8 equal instalments of NIS 180,000 each, which shall be indexed to the Consumer Price Index known on the signing date hereof. At the request of the Founders and at the sole discretion of the Investor, it shall be possible to increase some of the loan payments for a certain month/s against a corresponding decrease of the loan payments for another/other month/s.

4.3.4
Upon the signing hereof the Company shall sign eight deeds of issuance of shares equal to 3.125% of the Company’s issued share capital each and shall deposit the same at Adv. Zeev Mintus and Avraham Koren, who shall act as trustees for these shares (hereinafter: the “Trustee”). Each month the Trustee shall transfer to the Investor one deed of issuance of shares and shall register the shares on the name of the Investor against the transfer of the respective part of the Shareholder’s Loan due to the Company for that month.

4.3.5
Upon granting the entire Shareholder’s Loan to the Company and subject to Sections 3, 4.4, 8.5 and 8.6 above and below, the Investor shall hold 25% of the issued share capital of the Company. If the Investor does not perform his obligations and does not grant the entire Shareholder’s Loan to the Company, then there shall be issued to and registered on the name of the Investor only such number of shares according to the respective part reflecting that part of the loan, which was granted to the Company by the Investor out of the full sum of the loan, which he undertook to grant (NIS 1,440,000).

4.3.6
At the Second Stage - after completion of the development of the prototype (hereinabove and hereinafter: the “First Stage”) and for financing the clinical experiments and the further development of the Product according to the Business Plan (hereinabove and hereinafter: the “Second Stage”), the Investor may, at his sole discretion and without assuming any preliminary obligation to that effect hereunder, grant the Company an additional shareholder’s loan (hereinafter: the “Additional Loan”), in a sum of NIS 1,248,000, which shall be used to finance the activity of the Company until the completion of the clinical experiments stage and the development of the Product according to the Business Plan.

4.3.7
If the Investor elects to grant the Company the Additional Loan, the Company shall issue the Investor 16.4% of the Company’s issued share capital in instalments and stages in a similar mechanism as set forth in Section 4.3.3 above, in consideration for NIS 1 (hereinafter: the “Additional Issuance”). It is hereby made clear that the percentage of the Additional Issuance shall not be less than the percentage determined in this section, even if during the First Stage and/or until the payment of the Additional Loan the Company issues shares to third parties according to a Company valuation, which is greater than the valuation determined in Section 3 above.

4.3.8
The additional shareholder’s loan shall be paid to the Company in equal instalments, which shall be indexed to the Consumer Price Index known on the signing date hereof, whereby the quantity thereof and the “milestones” against which the payments shall be made will be determined in negotiations between the Investor, the Founders and the Company, provided, however, that the mode of granting the Additional Loan shall be determined in such a way, which shall enable the Company to achieve the targets of the Second Stage as specified in the Business Plan and according to the budgetary frameworks, which shall be approved by the Investor upon entering into the Second Stage as aforesaid. At the request of the Founders and at the sole discretion of the Investor, it shall be possible to increase some of the loan payments for a certain month/s against a corresponding decrease of the loan payments for another/other month/s.

4.3.9
Upon granting the entire Additional Loan to the Company, the Investor shall hold additional 16.4% of the issued share capital of the Company, so that after granting a shareholder’s loan in a sum of NIS 2,688,000, the Investor shall hold 41.4% of the issued share capital of the Company, subject to Sections 3, 4.4, 8.5 and 8.6 above and below. If the Investor does not perform his obligations and does not grant the entire shareholder’s loan to the Company, then there shall be issued to and registered on the name of the Investor only such number of shares according to the respective part reflecting that part of the loan, which was granted to the Company by the Investor out of the full sum of the loan, which he undertook to grant (NIS 2,688,000).

4.4
The parties agree that, subject to Section 3 above, the Company shall issue shares in a scope of up to 5% of the Company’s issued share capital, partly in shares and partly in options, to those of the Company’s employees, who are not parties hereto. The aforesaid scope may be increased by approval of the Company’s board of directors.

Notwithstanding the aforesaid, it is hereby agreed that promptly after the signing hereof the Company shall issue shares and/or options in an amount, which shall not exceed 3.4% of the Company’s issued share capital, to the Company’s employees Ivgeni Neidis and/or Yakov Ositianski. The deeds of issuance of shares shall be deposited with the Trustee and be registered on the name of the aforesaid employees, if and insofar as they achieve the targets and the milestones agreed with them in their employment contracts with the Company. If the aforesaid employees do not achieve the determined targets as aforesaid, then the Company shall cancel the aforesaid issuance and the Trustee shall register the aforesaid shares back on the name of the parties hereto.

5.	The Activity and Objectives of the Company

5.1
The Company is engaged in the development of a product in the field of determining the glucose level of blood without the need for invasive penetration to the body and it has a business plan for this purpose. The Company is at the product development stage and it aims at reaching markets and sales of the final product according to the timetable in the Business Plan.

5.2
The activities of the Company include, inter alia, developing the Product, purchasing the required raw materials for the production thereof, locating the right markets and selling the Product to the end consumer.

5.3
The Founders shall make available to the Company all of the know-how and goodwill that they accumulated with respect to the Company’s activity as well as the connections and the technological, technical and operational capabilities accumulated so far.

6.	The Company’s Board of Directors, Distribution of Responsibilities and Voting Rights:

6.1
The Company’s board of directors consists of 3 directors, who are the interest-holding Founders to this Agreement. Upon the transfer of the first payment from the Investor on the account of the Shareholder’s Loan, the Investor or anyone on his behalf shall be joined as a director in the Company.

6.2	Each director shall have such voting power as the number of his shares in the Company.

6.3	The chairman of the board of directors is Avner Gal, who was elected to that effect at the first meeting of the Company’s board of directors.

6.4	The parties shall invest all of the required time for the development and prosperity of the Company.

6.5	No external CEO shall be appointed to the Company without the consent of the majority of the shareholders in the Company and according to the Company’s statutes.

6.6	The Company’s CEO is Avner Gal.

7.	Management of the Affairs of the Company, Financial Management, Bank Account and Consultants

7.1
The Company shall manage its expenses and incomes in an account at Bank Leumi, Petah Tikva business branch, of 1 Alexander Yanai St., account number 307700/80 or in any other bank account that shall be opened for this purpose as shall be decided by the Company’s board of directors (hereinafter: the “Bank Account”). Any required investment and expense as well as any income received by the Company shall be only made through the Bank Account. The parties hereby agree that for the purpose of making available to the Company a bank credit line, if and insofar as it shall be necessary for the Company, the parties hereto shall agree to pledge the assets of the Company and/or their shares in the Company, in part or in whole, to the credit giving bank, each party according to his respective holding in the Company’s shares, if and insofar as the aforesaid bank shall so require, and all subject to the resolution of the Company’s board of directors.

7.2	The signature rights in the Company’s accounts shall be those existing on the signing date hereof or as shall be later determined by the Company’s board of directors.

7.3	The Investor may, at any time after the signing hereof and at his sole discretion, request and receive a signature right in the Company’s accounts, in addition to the existing authorised signatories.

7.4
The Company shall be managed according to the generally accepted accounting rules and shall retain an accountant and a bookkeeper. The Company’s accountant is the accounting firm of Dani Shapira & Co. of 7a Hashalom Road, Tel Aviv.

7.5	The Company’s books of account shall be available to any of the parties at his request in coordination with the Company’s bookkeeper.

7.6
The Company’s attorney and legal counsel is Adv. Avraham Koren of 28 Bezalel St. Ramat Gan and Adv. Zeev Mintus of 35 Shaul Hamelech Blvd. Tel Aviv. The aforesaid advocates may represent any of the parties hereto in any dispute with any other party hereto, provided, however, that they shall have relinquished their capacity as the Company’s attorneys.

7.7
The budget of the Company for the stage of the development and the completion of the prototype for the Product (hereinabove and hereinafter: the “First Stage”) is included in the Business Plan with its annexes. The Company and its managers shall make all the efforts in order to comply with the monthly budgetary frameworks as specified in the Business Plan, in particular the budgetary frameworks for personnel and wages  (Annex E), the budgetary framework for vehicle expenses (Annex F) and the budgetary framework for equipment and fixed costs (Annex G).

7.8
At the meetings of the board of directors, which shall be held at least once a month, the Company’s CEO shall give a detailed account concerning the performance of the Company during the past month, including the technological progress in the development of the prototype, compliance with the Timetables, manpower status, specification of the expenses during the past month and performance of budget items vis-à-vis the estimate and updating of the budget estimate vis-à-vis the Timetables and the milestones specified in the Business Plan.

7.9
It is hereby agreed that any anticipated deviation from the budgetary frameworks specified in the Business Plan with its annexes as aforesaid and/or from the budgetary frameworks as specified herein shall require notifying the Investor and obtaining his prior authorisation for such deviation.

7.10
It is hereby agreed that during the First Stage the Company’s total compensation framework (total employer’s cost, without vehicle expenses) shall be no grater that the monthly average sum of NIS 135,000, subject to statutory modifications imposed on the employers by the authorities (if any).

7.11	It is hereby agreed that during the First Stage, the total quota for Company cars shall be no more than 2.

7.12	Subject to Sections 7.7-7.9 above, the Company shall retain consultants as shall be necessary and as shall be determined by the Company’s CEO.

7.13	The bookkeeping and the administrative organization of the Company shall be conducted from the Company’s offices.

7.14
Subject to Sections 7.7-7.10 above, the employment of employees in the Company shall be according to the current status and as shall be necessary, as the Company’s CEO shall see fit and at his discretion, while making an effort not to exceed the manpower quotas authorized in the Business Plan (Annex E) as aforesaid.

7.15
Subject to the provisions of this section and the subsections hereof, the Investor shall not interfere in the management of the Company’s day-to-day affairs and in particular in technological/development issues.

7.16
The Investor shall be a full partner, who is involved in determining the Company’s business and strategic plan and policy. Furthermore, the Investor shall have a veto right in substantial financial issues with respect to any expense in the Company, which is not included and/or does not comply with the authorized budgetary frameworks for the Company’s activity, both in the Business Plan and herein, until the introduction of an additional investor/s to the Company, who shall invest an accumulative sum that is 5 times higher than the sums of the shareholders' loans granted to the Company by the Investor until such date or if the investment of the Investor of the Company shall cease prior to its completion as specified in Section 4.3 above (hereinafter: the “Veto Rights”).

7.17
It is hereby agreed that if the Company and/or its managers breach the provisions of Sections 7.7 to 7.11 above and such breach was not cured within 7 days after they were required to do so by the Investor, the Investor may and shall have the right to avoid from completing the shareholders' loans, which he undertook to grant the Company as specified herein, in part or in whole, and it shall not be deemed as a breach hereof and shall not give any of the parties hereto any right to any damages.

7.18
If on the completion date of the First Stage the Shareholder’s Loan is not fully used by the Company and the Company has a budgetary surplus in relation to the estimations specified in the Business Plan and the annexes thereof as aforesaid, then the unused part shall be used for the financing of the Company’s activities during the Second Stage. It is emphasized that nothing in the aforesaid may exempt the Investor from granting to the Company all of the sums of the shareholders' loans, according to his undertakings hereunder, subject to all of the conditions thereto, as specified above and below.

8.	Additional Investment, Transferability of Shares and Distribution of Profits:

8.1
The Investor shall pay the Company a sum of NIS 2 for the issuance of shares from the Company’s issued share capital to the Investor, so that after the issuance the Investor shall have, subject to Sections 3, 4.4, 8.5 and 8.6 above and below, 41.4% of the total shares issued by the Company.

The Investor shall grant the Company a shareholder’s loan in the sum of NIS 2,688,000, which shall be paid to the Company according to the modalities set forth in Section 4.3 above.

8.2
The first payment on account of the Shareholder’s Loan as aforesaid in Section 4.3.2 above shall be made on the signing date hereof to the Company’s bank account. It is agreed that the Investor shall have the sole discretion concerning the transition from the First to the Second Stage, so that if he decides not to further invest and grant the Company the Additional Loan, he shall continue to hold shares proportionally to his investment and his veto right shall be cancelled.

8.3
If any additional investment in the Company is required, beyond the loan specified in Section 4 above, and the Investor can not or does not want to invest additional funds, then the Company may approach other investors for raising additional investments as aforesaid, all subject to Section 3 above.

8.4
If the Company’s board of directors decides that an additional investment is required for financing the activity in the Company beyond the provisions of Section 4 above, and the Company fails to raise additional investments from third parties and the Founders and the First Party do not want and/or can not invest the required funds according to their respective holdings in the paid share capital of the Company, then any additional investment made by the Investor in the Company shall be made against the dilution of the holdings of the Founders and the First Party in the Company, proportionally to the sum of the additional investment made by the Investor and according to the valuation of the Company as specified in Section 3 above. In such case, the dilution limit as specified in Section 8.6 below shall not apply to the Founders and to the First Party and they may be diluted even below the threshold defined in Section 8.6.

8.5
If the Company raises additional investments from other investors, then the share of all the parties shall be diluted according to the sum of the investment made in the Company, the valuation of the Company determined for such investment and the other terms thereof as shall be determined in negotiations that shall be conducted between the Company and the potential investor, all subject to Section 3 above.

8.6	Dilution Limit

It is hereby agreed that after the Investor has granted to the Company the Shareholder’s Loan for the First Stage, 18% of the Investor’s holdings and 22.5% of the joint holdings of the Founders and the First Party (each according to his respective holdings) shall in no case be diluted, namely in no additional investment round made by the Company against issuance of shares to additional investors shall the Investor’s holdings decrease under 18% of the Company’s issued share capital and the holdings of the Founders and the First Party decrease under 22.5% of the Company’s issued share capital as aforesaid, unless agreed otherwise between the parties hereto.

8.7	Right of First Refusal to Participate in an Additional Investment Round:

It is hereby agreed that the parties hereto have a right of first refusal to participate in any additional investment round made by the Company and all in proportion to the sum of the investment made in the Company, the valuation of the Company as shall be determined for such investment and the other terms thereof as shall be determined in the negotiations that shall be held between the Company and the potential investor, and all subject to Section 3 above.

8.8	Transferability of Shares

It is hereby agreed that any transfer of shares in the Company by any of its shareholders to a third party and/or to another shareholder in the Company shall be subject to a right of first refusal to purchase such shares, which is hereby granted to each of the parties hereto to purchase the transferred shares according to the price and the terms of the aforesaid sale transaction.

It is hereby agreed that the provisions of this section shall not apply to a transfer of shares for no consideration to an immediate family member, provided, however, that it shall not exempt the transferee from his obligations hereunder.

8.9
It is hereby agreed that all of the incomes from the activities of the Company for selling the Product and/or other and/or ancillary products shall be transferred to the Company’s Bank Account and from this account shall be paid all of the required expenses for the day to day operations of the Company, as shall be determined by the CEO. Surplus cash shall be invested by the Company’s managers according to the recommendations of financial entities working with the Company, including bank investment consultants. The investments shall be solid, with low level of risk.

8.10	Distribution of Shares and Repayment of Shareholder’s Loans

8.10.1
Resolutions on the distribution of distributable profits (hereinafter: “Dividend”), the rate of the Dividend out of the distributable profit and the date of distribution of the Dividend shall be adopted by the majority of the votes of the shareholders in the Company and according to the Company’s statutes, and in the lack of such resolution the distributable profits shall be transferred to a capital fund for the distributable profits for the following years.

8.10.2	The resolution on distributing Dividend as aforesaid shall be taken as follows:

Every year, one month after the preparation of the annual balance, a shareholders’ meeting shall be convened to decide on the distribution, the sum and the distribution date of the Dividend and/or on the policy for the reinvestment of the distributable profits or a part thereof in the day to day activity of the Company.

Such resolution shall be adopted by a majority of the shareholders of the Company as set forth in the Company’s statutes.

In the lack of a majority for the resolution on the distribution of the Dividend in a certain year and/or on the reinvestment of the distributable profit or any part thereof in the day to day activity of the Company, the distributable profits for the past year shall be transferred to a capital fund for distribution of Dividend for the duration of another year.

If in the following year again no resolution is adopted by the majority of the shareholders in the Company on a distribution of a Dividend and/or on the reinvestment of the distributable profit or any part thereof in the day to day activity of the Company, the Company shall immediately distribute and with no need to obtain the shareholders’ consent 50% of its distributable profits as Dividend to its shareholders and the remaining 50% shall be reinvested in the day to day activity of the Company.

8.10.3
It is hereby agreed that in no case shall a distribution of a Dividend be made, which would cause a deficit in the Working Capital of the Company. For this purpose, “Working Capital” means the Company’s total current assets less the Company’s total current liabilities.

8.10.4
It is hereby agreed that as of the first year, in which the Company shows profits in the Company’s annual income statement (accounting profit), the Company shall start repaying the shareholders' loans granted to it by the Investor hereunder.

The aforesaid shareholders' loans shall be repaid based on an indexation thereof to the Consumer Price Index as from the index known on the date of granting the Company each loan and/or part thereof up to the index known on the date of each actual repayment of the aforesaid loans.

8.10.5
The repayment of the aforesaid shareholders' loans shall be made out of the sales, such that 10% of the total sales of the Company after deduction of VAT in every quarter, from the quarter prior to the first year in which the Company showed profits in its annual income statement, shall be transferred to the Investor, until the full repayment of the aforesaid shareholders loans. It is hereby agreed that in no case shall the aforesaid repayment of the Shareholder’s Loan if it causes a deficit in the working capital of the Company. For this purpose, “Working Capital” means the Company’s total current assets less the Company’s total current liabilities.

8.10.6
It is hereby agreed that the repayment of the shareholders' loans by the Company to the Investor shall precede any distribution of Divided in the Company. The Company shall adopt no resolution on the distribution of a Dividend so long as it has not repaid to the Investor the shareholder’s loans which he granted thereto as specified herein, unless agreed otherwise by the parties hereto.

8.10.7
It is hereby agreed that the shareholders' loans, which were granted by the Founders to the Company and which are registered in the Company’s Book on the signing date hereof, in a sum of no more than NIS 181,000, shall be repaid by the Company to the Founders according to the aforesaid modalities, so that the repayment of the shareholders' loans to the Founders shall precede the repayment of the shareholders' loans to the Investor.

8.10.8
The Company’s board of directors may from time to time modify the aforesaid modalities for the repayment of the shareholders' loans granted to the Company by the Investor and the Founders, provided that the new modalities determined by the board of directors shall be non-discriminatory with respect to the Investor and the Founders, that the repayment of the loans shall be proportional to the respective holdings of the Investor and the Founders in the Company’s shares on the relevant date and that the determined modalities shall not derogate from and/or worsen the terms of the repayment of the shareholders' loans as set forth herein.

9.	Conflict Resolution and Dissolution of the Company:

9.1
In case of disputes between the parties with respect to the compliance herewith and/or to the management of the Company’s day to day affairs, the parties hereby undertake to refrain from interfering with and/or impeding the management of the Company. The parties shall persist in their duties until the resolution of all the aforesaid conflicts and disputes. Any party hereto who breaches the provisions of this Section, shall pay the party in compliance liquidated damages  in a sum of NIS 144,000 in addition to any other damage and in addition to the contractual and lawful rights available to the party in compliance.

9.2	It is hereby agreed that the provisions of Section 9.1 above are subject to the Investor’s veto rights as aforesaid in Section 7.16 above and subject to the provisions of the Section 7.17 above.

9.3
All of the disputes between the parties and all of the conflicts arising between them and which relate to or result from the compliance with the provisions hereof, except for conflicts resulting from and/or related to the provisions of Section 7.17, shall be referred to a single arbitrator, who will be elected by the agreement of the parties. The arbitrator shall not be subject to the substantive law or to the laws of evidence and his award shall be final and definite. The arbitrator shall be subject to the Second Schedule to the Arbitration Law, with the changes called for by the foregoing and following provisions of this agreement. The parties’ execution of this agreement shall be deemed as the execution of a deed of arbitration, for all intents and purposes.

9.4	In the framework of his power, the arbitrator may, inter alia, decide on the dissolution of the Company.

9.5
If the arbitrator decides on the dissolution of the Company, he shall file to the competent court a petition to appoint a receiver to the Company, who shall try to sell the Company as a going concern to the higher bidder (hereinafter: the “Receiver”).

9.6
If the Receiver fails to sell the Company as aforesaid within six months after his appointment by the court as aforesaid, then the Receiver shall determine the value of the Company’s assets and do his best to sell the same for the repayment of the Company’s debts, and all under the supervision of the court that appointed him as a Receiver for the Company. The surplus of the assets over the obligations, to the extent it exists, shall be distributed between the shareholders proportionally to their respective holdings in the Company’s shares.

9.7
It is hereby agreed that in the case of a dissolution of the Company as aforesaid and the selling of its assets for the repayment of its obligations to the Company’s creditors, the Investor and the Founders shall be considered as secured creditors so that the repayment of the shareholders' loans, which they granted to the Company, shall have preference over the remaining obligations of the Company to its other creditors and they shall be the first to be repaid from the sale of the assets. This provision shall be binding on the Company’s Receiver.

9.8
For ensuring the compliance with Section 9.7 above, the Company shall register a floating charge over the Company’s assets for the benefit of the Investor and the Founders for the shareholders' loans, which they granted to the Company, immediately after granting such loans at the end of the First Stage.

10.	Maintaining Confidentiality:

10.1
The parties hereto and/or anyone on their behalf hereby undertake that during their holding of the Company’s shares and at any time thereafter they shall not disclose or impart to any third party, who is not the Company or a part thereof, directly or indirectly, information on the Company and/or on the products that it developed and/or will develop and/or information on the technology at the basis of the products that it developed and/or will develop in the future and/or any information that they received in the framework of their activity in the Company and/or information related to the Company as aforesaid, insofar such information is not in the public domain. The Founders may only disclose the aforesaid information to a third party if such disclosure is required for promoting the Company’s business and for its best interest.

10.2
The Company’s CEO may, at his sole discretion, bring to the public knowledge the fact that the Investor entered into the Company, insofar as it may promote the Company’s affairs. Such notice shall be formulated and brought to the public domain by and via the Investor’s public relations firm and in coordination with the CEO.

10.3
The parties hereby undertake that during their holding of the Company’s shares and at any time thereafter they shall maintain full confidentiality with respect to the Company’s business and affairs and that they shall in no way damage the Company, including by damaging the Company’s goodwill or business relations.

10.4
In this agreement, “information” means any data, fact, procedure, formula, technology, application or working method, including, without limitation, information on the Company’s clients, suppliers and products.

10.5
Any invention that the Founders and/or the First Party and/or any of the employees of the Company shall invent in the course of their work in the Company and any information, in the creation of which they shall take part in the course of their work in the Company, which is related to the Company’s activity domain as applicable from time to time or result from or created in relation to or as a result from their work in the Company, are and shall be the property of and owned by the Company and the Company may do with the same as it wishes and register such idea or invention on its name at any registry maintained in such matters and the shareholders in the Company shall have no claim or action to or for the same.

11.	Non-Competition:

During the holding of the Company’s shares and for ten years thereafter, none of the parties hereto and/or of the persons entitled from time to time to hold the Company’s shares shall compete with the Company’s business, as they shall be from time to time, create a company that competes with the Company’s business, be employed by a company that competes with the Company’s business, hold shares or any contractual or other right in a company or in any other legal entity, the business domain of which competes with the Company’s business, be involved in developing products and/or technology, which compete with the Company’s business, and act in any way, which may damage the Company’s business, goodwill and/or relations with its clients.

12.	Breaches and Remedies:

12.1	A breach of the provisions of some or part of Sections 1, 4, 7, 8, 10 and 11 above, shall be deemed as a material breach hereof.

12.2
In the event of a material breach, the other party – the injured party, shall have the right to terminate this Agreement only after the breaching party was given a written warning or notice concerning the breach and the breaching party did not remedy the breach within 7 days after receiving the notice or the warning.

12.3
Notwithstanding any stipulation herein above, a delay of no more than 7 days in the performance of any obligation hereunder shall not be deemed as a breach hereof and shall give the injured party no right to any damages.

12.4
In the event of a material breach hereof, the breaching party shall be required to pay to the injured party a sum in NIS equal to NIS 144,000, as liquidated damages, for non-pecuniary damage, without derogating from the other remedies, to which the injured party is entitled according to any law and/or statute and/or custom.

12.5	The provisions of the Contracts Law (Remedies for Breach of Contract), 5731-1970 shall apply hereto, subject to the aforesaid provisions.

13.	General:

13.1	This Agreement shall only enter into force after the execution hereof by the parties.

13.2	No waiver, extension or reduction or modification with respect to any term of the terms hereof, including the annexes hereto, shall be valid, unless made in writing and signed by the parties hereto.

13.3
No delay by any party in exercising his rights and/or obligations shall be deemed as a waiver and he may and shall have the right to exercise his rights and/or a part thereof hereunder and according to the law, at any time as he sees fit.

13.4	This Agreement supersedes any previous contract and/or memorandum of understanding, if any, and the rights and obligations of the parties shall from now on be according to the terms hereof only.

13.5	The sections’ headings herein shall not be used for the interpretation hereof and are for the convenience of reference only.

13.6
In this agreement, words importing the singular number shall also include the plural and vice versa and words importing the masculine shall also include the feminine and vice versa, unless otherwise expressly stated or required by the context.

13.7	The competent court in the district of Tel Aviv Jaffa shall have jurisdiction to hear any dispute in relation hereto.

13.8
The legal fees for the preparation hereof shall be paid by each of the parties to the counsel representing him for the preparation hereof. In no event shall the costs for the preparation hereof by paid by and on the account of the Company.

In witness whereof, the parties have hereto set their hands: